                          ASSIGNMENT AND ASSUMPTION OF LEASE

                                    (6690 Sunset)


1.  PARTIES.

    This Assignment and Assumption of Lease (this "Assignment"), dated as of this ____ day of June, 1997, is executed by and between Hollywood Digital Limited Partnership, a Delaware Limited Partnership ("Assignor") and Todd-AO HD, Inc., a California Corporation ("Assignee").


2.  RECITALS.

    2.1. Assignor executed that certain Standard Office Lease - Gross dated
June 14, 1996, between CA SM #1, LLC, as Landlord, and Assignor, as Tenant, for 6690 Sunset Boulevard, Santa Monica, California, as more particularly described in, and upon and subject to all of the terms and conditions of, the lease. Said lease was amended by a First Amendment to Lease dated November 13, 1996. Said lease, as so amended, is herein referred to as the "Lease."

    2.2. Concurrently with the execution and delivery of this Assignment, Assignee is acquiring substantially all of the assets of Assignor pursuant to that certain Agreement for the Purchase and

Sale of Assets dated June 18, 1997 (the "Purchase Agreement"), between The Todd-AO Corporation, a Delaware corporation ("Todd-AO") and Assignee, as Purchasers, and Assignor, as Seller.

    2.3. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign all of its right, title and interest in, to and under the Lease to Assignee and Assignee desires to accept said assignment and assume all of Assignor's obligations under the Lease upon, and subject to the terms, conditions, and provisions of this Assignment.


3.  ASSIGNMENT AND ASSUMPTION.

    In consideration of the mutual promises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor's right, title and interest in, to and under the Lease and Assignee hereby accepts said assignment and hereby assumes all of Assignor's obligations under the Lease from and after the date hereof.


4.  FURTHER ASSURANCES.

    Assignor and Assignee shall execute such documents and take such other steps as may hereafter be required in order to effectuate the intent and purposes of this Assignment.





    IN WITNESS WHEREOF, the parties have executed this Assignment as of the date and year first above written.



                                       "Assignor"

                             HOLLYWOOD DIGITAL LIMITED
                        PARTNERSHIP, a Delaware Limited
                        Partnership

                             By:  HOLLYWOOD DIGITAL, INC., a
                                  Delaware corporation, its general
                                  partner

                                  By:
                                      ------------------------------

                                  Its:
                                       -----------------------------


                                  "Assignee"

                             Todd-AO HD, a California corporation

                             By:
                                 -----------------------------------

                             Its:
                                  ----------------------------------